UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 28, 2021

Terns Pharmaceuticals, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39926	98-1448275
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1065 East Hillsdale Blvd. Suite 100
Foster City, California		94404
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 650 525-5535

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	TERN	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Ann E. Taylor to the Board of Directors

On September 28, 2021, the Board of Directors (the “Board”) of Terns Pharmaceuticals, Inc. (the “Company”) appointed Ann E. Taylor, M.D. to serve as a Class I director until her successor is duly elected and qualified or until her earlier death, resignation or removal.

There is no arrangement or understanding between Dr. Taylor and any other person pursuant to which she was appointed as a director of the Company, and there are no family relationships between Dr. Taylor and any of the Company’s directors or executive officers. There are no transactions to which the Company is a party and in which Dr. Taylor has a direct or indirect material interest that would be required to be disclosed under Item 404(a) of Regulation S-K.

Dr. Taylor will be eligible to participate in the Company’s amended and restated compensation program for the Company’s non-employee directors (the “Director Compensation Program”). The Director Compensation Program provides for cash compensation as follows:

•
Each non-employee director will receive an annual cash retainer in the amount of $40,000 per year.
•
The non-executive chair will receive an additional annual cash retainer in the amount of $30,000 per year.
•
The chairperson of the audit committee will receive additional annual cash compensation in the amount of $15,000 per year for such chairperson’s service on the audit committee. Each non-chairperson member of the audit committee will receive additional annual cash compensation in the amount of $7,500 per year for such member’s service on the audit committee.
•
The chairperson of the compensation committee will receive additional annual cash compensation in the amount of $10,000 per year for such chairperson’s service on the compensation committee. Each non-chairperson member of the compensation committee will receive additional annual cash compensation in the amount of $5,000 per year for such member’s service on the compensation committee.
•
The chairperson of the nominating and corporate governance committee will receive additional annual cash compensation in the amount of $8,000 per year for such chairperson’s service on the nominating and corporate governance committee. Each non-chairperson member of the nominating and corporate governance committee will receive additional annual cash compensation in the amount of $4,000 per year for such member’s service on the nominating and corporate governance committee.

In addition, the Director Compensation Programs provides that each non-employee director will automatically be granted an option to purchase 44,000 shares of common stock upon the director’s initial appointment or election to the Board (the “Initial Grant”). Each non-employee director who has served for at least six months will be granted an option to purchase 22,000 shares of common stock automatically on the date of each annual stockholder’s meeting thereafter (the “Annual Grant”). The Initial Grant will vest as to 1/3rd of the total shares subject thereto on the first anniversary of the applicable date of grant and as to 1/36th of the total shares subject thereto on each monthly anniversary of the applicable date of grant over the next 24 months thereafter, subject to continued service through each applicable vesting date. The Annual Grant will vest on the earlier of the first anniversary of the date of grant or the date of the next annual stockholder’s meeting to the extent unvested as of such date, subject to continued service through each applicable vesting date. Each Initial Grant and Annual Grant will vest in full in the event of a change in control.

Item 7.01 Regulation FD Disclosure.

On September 28, 2021, the Company announced the appointment of Dr. Taylor to the Board. A copy of this press release is attached to this Current Report on Form 8-K as Exhibit 99.1.

The information contained in Item 7.01 of this Current Report on Form 8-K, including Exhibit 99.1 attached hereto, is being furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and shall not be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as expressly set forth by specific reference in such filing.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press Release issued by Terns Pharmaceuticals, Inc. on September 28, 2021.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TERNS PHARMACEUTICALS, INC.

Date:	September 28, 2021	By:	/s/ Bryan Yoon
Bryan Yoon Chief Operating Officer & General Counsel